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EXHIBIT 11.1

PLUMA, INC.

COMPUTATION OF EARNINGS PER SHARE
-----------------------------------------------------------------------------------------------------

                                                      (UNAUDITED)                (UNAUDITED)
                                                     THREE MONTHS                 SIX MONTHS
                                                    ENDED JUNE 30,              ENDED JUNE 30,
                                                 1998          1997          1998          1997

INCOME (LOSS) AVAILABLE TO COMMON
  SHAREHOLDERS:

  Net income (loss) available to common
    shareholders                              $ (1,718,296)  $ 1,430,627  $ (2,599,979)  $ 2,295,062
                                              =============  ===========  =============  ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

  Common shares outstanding                      8,109,152     8,067,252     8,109,152     6,989,208
                                              ------------   -----------   ------------  -----------
  Assumed exercise of stock options
                                              ------------   -----------   -----------   -----------
    Total                                        8,109,152     8,067,252     8,109,152     6,989,208
                                              ============   ===========   ===========   ===========

EARNINGS (LOSS) PER COMMON SHARE -
  BASIC AND DILUTED                           $       (.21)  $       .18   $      (.32)  $       .33
                                              ============   ===========   ===========   ===========

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